UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

 Date of Report (Date of Earliest Event Reported):
September 8, 2014

Inter Parfums, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	0-16469	13-3275609
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

551 Fifth Avenue, New York, New York 10176
(Address of Principal Executive Offices)

212. 983.2640
(Registrant's Telephone number, including area code)

________________________________________________________________________________
(Former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

The annual meeting of stockholders of Inter Parfums, Inc. was held on September 8, 2014 at 10:00 a.m., local time, at the offices of the company, 551 Fifth Avenue, New York, New York 10176.

We held our election of directors, and our stockholders also voted on one other proposal.

(1)  Election of Directors. The following individuals were nominated for election as members of the Board of Directors to hold office for a term of one (1) year until the next annual meeting of stockholders and until their successors are elected and qualify: Jean Madar, Philippe Benacin, Russell Greenberg, Philippe Santi, Francois Heilbronn, Jean Levy, Robert Bensoussan, Patrick Choël and Michel Dyens. The results of the voting were as set forth below. A plurality of the votes having been cast in favor of each of the above-named Directors, they were duly elected to serve a one (1) year term.

Nominee	Votes For	Votes Withheld	Broker Non-Votes	Abstentions
Jean Madar	28,720,007	766,118	-0-	-0-
Philippe Benacin	28,340,866	1,145,259	-0-	-0-
Russell Greenberg	27,954,786	1,531,339	-0-	-0-
Philippe Santi	27,880,295	1,605,830	-0-	-0-
Francois Heilbronn	27,718,380	1,767,745	-0-	-0-
Jean Levy	28,508,180	977,945	-0-	-0-
Robert Bensoussan	28,934,103	552,022	-0-	-0-
Patrick Choël	28,810,899	675,226	-0-	-0-
Michel Dyens	29,076,338	409,787	-0-	-0-

(2)  To vote for the advisory resolution to approve the compensation of our named executive officers: A majority of the votes were cast in favor of the proposal and the proposal was passed. The results of the voting were as set forth below.

For	Against	Abstain	Broker Non Votes
28,884,941	576,876	24,308	-0-

At our annual meeting in 2011, our shareholders voted in favor of having the advisory vote concerning compensation of our named executive officers every year. We have held the advisory vote at the 2012, 2013 annual meetings and at this 2014 annual meeting, and intend to do so again at the next annual meeting to be held in 2015.

Item 8.01 Other Events.

With the election of Mr. Michel Dyens to the board of directors, Inter Parfums, Inc. is now in compliance with the requirement of the majority of independent directors rule, Nasdaq Rule 5605(b)(1).

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused and authorized this report to be signed on its behalf by the undersigned.

Dated: September 9, 2014

Inter Parfums, Inc.

By:	/s/ Russell Greenberg
Russell Greenberg, Executive Vice President and Chief Financial Officer